UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 26, 2005
TEKELEC

(Exact name of registrant as specified in its charter)

California	0-15135	95-2746131

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5200 Paramount Parkway, Morrisville, North Carolina	27560

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (919) 460-5500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On October 26, 2005, Tekelec (the “Company”) and Frederick M. Lax, Chief Executive Officer and President of the Company, entered into an Employment Separation Agreement (the “Agreement”) in connection with Mr. Lax’s resignation as an executive officer and employee of the Company, effective January 1, 2006 (the “Termination Date”).
     Pursuant to the Agreement, the Company has agreed to pay to Mr. Lax a severance allowance equal to 1.5 times the sum of $525,000 plus the aggregate amount of Mr. Lax’s bonus payments for services rendered in 2005. Although the aggregate amount of Mr. Lax’s bonus payments for 2005 is not yet determinable, the Company estimates that the severance allowance will total approximately $1,700,000 to $1,800,000. The severance allowance will be paid in monthly installments during 2006 in such amounts and on such dates as are specified in the Agreement.
     Under the Agreement, Mr. Lax will also be eligible to be receive any additional bonuses that become payable to him for 2005 under the Company’s bonus plans, and the Company has waived any requirement that he remain in active status through the bonus payment date. The Company will also continue, at its expense and for a period of 18 months after the Termination Date, term life insurance coverage for Mr. Lax and health benefits coverage for Mr. Lax and his family members.
     The Company has agreed to extend, from April 1, 2006 until June 30, 2006, the expiration date for options held by Mr. Lax to purchase an aggregate of 575,000 shares of the Company’s Common Stock. The expiration date for options to purchase an additional 146,875 shares of the Company’s Common Stock will not be extended, and those options will expire on April 1, 2006. All other options currently held by Mr. Lax will be unvested as of the Termination Date and will expire on that date.
     In exchange for the benefits under the Agreement, Mr. Lax has agreed to certain covenants prohibiting (i) competition and solicitation of customers and employees during the period from the Termination Date until December 15, 2006 and (ii) non-disparagement during the two-year period following the Termination Date. Mr. Lax has also agreed to provide the Company with customary releases and acknowledgements. He has agreed to perform up to 50 hours of litigation-related and other consulting services for the Company for no additional consideration during the period from January 2, 2006 through June 30, 2006, and to assist the Company for a period of five years after the Termination Date in connection with litigation matters for a per diem fee which will not apply with respect to the agreed services to be performed during the six months following the Termination Date.
     Mr. Lax’s benefits under the Agreement are greater than the benefits that he would be entitled to receive under the Company’s Officer Severance Plan (the “Severance Plan”). The Severance Plan is described under the heading “Employment Agreements and Termination of Employment and Change-in-Control Arrangements” in the Company’s Proxy Statement for its Annual Meeting of Shareholders held on May 13, 2005, as filed with the Securities and Exchange Commission on April 14, 2005. The Severance Plan is filed as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 1987, and amendments to the Severance Plan are filed as exhibits to the Company’s Annual Reports on Form 10-K for the years ended December 31, 1998 and December 31, 1999.
     By law, Mr. Lax has the right to revoke the Agreement within seven days after signing the Agreement, and the Agreement does not become binding until that time has elapsed.
     The foregoing description of the Agreement is qualified in its entirety by reference to the Employment Separation Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
Item 2.02 Results of Operations and Financial Condition
     On October 27, 2005, Tekelec issued a press release announcing its financial results for the fiscal third quarter ended September 30, 2005. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
     The information in this Item 2.02 of this Form 8-K and in Exhibit 99.1 furnished herewith shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On October 26, 2005, Frederick M. Lax, the Company’s Chief Executive Officer and President, resigned as an executive officer and employee of the Company, effective January 1, 2006. As described in Item 1.01 of this Current Report, the Company and Mr. Lax have entered into an Employment Separation Agreement dated as of October 26, 2005 in connection with Mr. Lax’s resignation.
Item 9.01. Financial Statements and Exhibits
(c)	Exhibits
            The following exhibits are furnished as a part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Employment Separation Agreement effective as of October 26, 2005 between the Company and Frederick M. Lax

99.1	Press Release dated October 27, 2005 of the Company

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tekelec
Dated: October 27, 2005	By:	/s/ Ronald W. Buckly
Ronald W. Buckly
Senior Vice President, Corporate Affairs and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Separation Agreement effective as of October 26, 2005 between the Company and Frederick M. Lax

99.1	Press Release dated October 27, 2005 of the Company